Exhibit E

To:          Anheuser-Busch InBev SA/NV

From:      BEVCO Ltd.
11 November 2015
Dear Sirs

Pledge of Restricted Shares: Letter of Consent

1.
We are writing to request your consent in relation to certain matters arising in connection with the proposed acquisition by Anheuser-Busch InBev SA/NV, a public limited company (naamloze vennootschap/société anonyme) incorporated in Belgium, with its registered address at Grand Place 1, 1000 Brussels, Belgium and administrative office at Brouwerijplein 1, 3000 Leuven, Belgium and registered with the Crossroads Bank of Enterprises under number 0 417 497 106 (AB InBev) of the entire issued and to be issued share capital of SABMiller plc, a company incorporated in England and Wales with registered number 03528416 (SABMiller) (the Transaction).

2.
We refer to the announcement issued by AB InBev and SABMiller under Rule 2.7 of the City Code on Takeovers and Mergers in relation to the Transaction (the 2.7 Announcement). Capitalised terms used but not defined in this letter have the meaning given to them in the 2.7 Announcement.

3.
Pursuant to the terms of the Transaction, SABMiller Shareholders may elect to receive either Cash Consideration or the Partial Share Alternative. Those SABMiller Shareholders who elect for the Partial Share Alternative will receive Restricted Shares and the cash top-up amount, as more fully described in the 2.7 Announcement.

4.
The terms of the Restricted Shares and the other terms of the articles of association and the corporate governance charter of Newco that will become effective upon completion of the Belgian Offer (the Newco Articles) are summarised in Appendix 6 of the 2.7 Announcement. As noted in that Appendix, the Restricted Shares will be subject to certain restrictions on transfer until the fifth anniversary of Completion (the Lock-up).

5.	As an exception to the Lock-up the Newco Articles will permit:

a.
Restricted Shareholders, with the consent of the Newco Board, to mortgage, pledge, charge, assign or otherwise secure or grant a lien (in each case a Pledge) over all or part of (or any interest in) their holding of Restricted Shares and any rights relating thereto (including, without limitation, the right to convert Restricted Shares into New Ordinary Shares) as security in respect of any bona fide loan, credit facility, note, surety bonds, letter of credit (or other arrangements to secure a stay of execution on or the satisfaction of a judgment or order) or any similar extension of credit to such shareholder, or its affiliates, or any hedging, derivative or other financing transaction to which such shareholder is a party, or, in each case, in respect of which such shareholder is a guarantor or security provider, or a guaranty of any of the foregoing; and

b.	the early conversion of Restricted Shares in the circumstances referred to in paragraph 3(e)(i) and 3(e)(ii) of Appendix 6 of the Press Announcement.

6.
Pursuant to the terms of our irrevocable undertaking to be given to you on or about the date of this letter (the BEVCO Irrevocable Undertaking), we will commit to elect for the Partial Share Alternative and, accordingly, following completion of the Belgian Offer we will hold Restricted Shares.

7.
We have disclosed to you a high level summary of our financing strategy and our current practice of using the group’s assets as collateral. In addition, we have discussed with you our group’s current financial position and short-, mid- and long-term expectations.

8.
In anticipation of our entering into the BEVCO Irrevocable Undertaking and our (or holders of Permitted Pledges, or their Permitted Transferees, should any of the Permitted Pledges have been enforced prior to Completion) holding Restricted Shares from completion of the Belgian Offer, we request your irrevocable and unconditional consent to:

a.
the continued existence of any mortgage, pledge, charge, assignment, lien or other security interest or encumbrance (an Encumbrance) over all or part of (or any interest in or rights relating to) any Pre-Completion Pledged Shares under the Existing Pledge Arrangements;

b.
the amendment of any Encumbrance or creation of any substitute, replacement or additional Encumbrance over all or part of (or any interest in) the Pre-Completion Pledged Shares, provided that the Pledgee or Pledgees in respect of such Encumbrance is or are the same as the Pledgee or Pledgees or an Affiliate thereof (in addition to or as a replacement for the original Pledgees) in respect of the Encumbrance being amended, substituted or replaced (Substitute Pledge Arrangements);

c.
the creation, subsistence or attachment of any Encumbrance over all or part of (or any interest in) any other SABMiller Ordinary Shares and any rights relating thereto (and any shares or other securities derived therefrom, including without limitation any Initial Shares (subject to paragraph 9) and any Restricted Shares) in accordance with the terms of paragraphs 2(a)(iv), 2(a)(v), 2(a)(vi), 2(a)(vii) and 2(a)(ix) of the BEVCO Irrevocable Undertaking (Enlarged Pledge Arrangements and the additional SABMiller Ordinary Shares and rights relating to and any other shares or other securities derived therefrom and Restricted Shares derived from such SABMiller Ordinary Shares) being the Additional Bank Irrevocable Pledged Shares);

d.
the amendment of any Encumbrance or creation of any substitute, replacement or additional Encumbrance over all or part of (or any interest in) the Additional Bank Irrevocable Pledged Shares, provided that the Pledgee or Pledgees in respect such Encumbrance (i) is or are the same as the Pledgee or Pledgees in respect of the Encumbrance being amended, substituted or replaced; or (ii) is such other person as may be permitted under para 2(a)(ix) of the BEVCO Irrevocable Undertaking and, in each case, such Additional Bank Irrevocable Pledged Shares remain subject to the terms of the relevant Bank Irrevocable or at such time became subject to the terms of the relevant new Bank Irrevocable in accordance with the terms of the first Bank Irrevocable (Substitute Bank Irrevocable Pledge Arrangements); and

e.
the creation by us of, and/or modification by us of the terms of any Pledges and/or continued existence of Pledges over any Restricted Shares or rights relating thereto held by us from completion of the Belgian Offer (Post-Completion Pledge Arrangements), (each a Permitted Pledge).

9.
In addition, we request your irrevocable and unconditional consent to the continued existence of Pledges over any Initial Shares or rights relating thereto held by us (or the holder of the legal title to the relevant SABMiller Ordinary Shares in respect of which those Initial Shares are issued in which we hold the beneficial interest) on the date on which all the UK Scheme Shares are registered in the name of Newco and the Initial Shares issued by Newco to us, or such person, provided that:

a.
during the Restricted Period any such Encumbrance is in favour only of the relevant Secured Party entitled to the benefit of an Encumbrance over the relevant Pledged Shares in respect of which those Initial Shares are issued (each a Restricted Period Pledgee);

b.
either we have entered into a binding agreement with such Restricted Period Pledgee, or such Restricted Period Pledgee has entered into a Bank Irrevocable with you, pursuant to which the Restricted Period Pledgee irrevocably agrees that during the Restricted Period:

i.
in no circumstances shall such Restricted Period Pledgee be permitted to exercise any rights or discretion in connection with the Encumbrance relating to such Initial Shares that results in the transfer or disposition of the Initial Shares during the Restricted Period; and

ii.	such Restricted Period Pledgee may not transfer, assign or otherwise dispose of all or any part of its interest in such Encumbrance or any Facility Agreement to which it relates;

c.	we remain the borrower under the Facility Agreement to which such Encumbrance relates during the Restricted Period;

d.	we continue to hold the beneficial interest in such Initial Shares and such rights relating thereto at all times during the Restricted Period; and

e.	the number of Initial Shares subject to any such Encumbrance remains constant during the Restricted Period.

10.
We acknowledge and agree that the consent under this letter is without prejudice to the rights of you and Newco under the BEVCO Irrevocable Undertaking, including your right under paragraph 37 thereunder to seek the remedies of injunction, specific performance and other equitable relief in respect of any actual or threatened breach of the BEVCO Irrevocable Undertaking.

11.	For the Purpose of this letter (unless the context otherwise requires):

a.
Affiliate means in relation to an entity, a subsidiary undertaking, a perent undertaking, or a subsidiary undertaking of a parent undertaking of such entity, each such term having the meaning given in the Companies Act 2006;

b.	Bank Irrevocable means a Bank Irrevocable, as defined in the BEVCO Irrevocable Undertaking;

c.	Existing Pledge Arrangements means the Existing Pledge Arrangements as defined in the BEVCO Irrevocable Undertaking;

d.	Facility Agreement has the meaning given to it in the BEVCO Irrevocable Undertaking;

e.	Permitted Transferee means

i.
any Receiver or any person who receives Initial Shares or Restricted Shares in lieu of a Pledgee or Receiver or at the direction of such Pledgee or Receiver as a result of the exercise of such Pledgee’s rights pursuant to the terms of a Permitted Pledge;

ii.	any person who is party to a Bank Irrevocable; and

iii.
any person who receives Pre-Completion Pledged Shares or the benefit of any Encumbrance over Pre-Completion Pledged Shares as the transferee of a person who is party to a Bank Irrevocable in accordance with the terms of such Bank Irrevocable and any transferee of such person in accordance with the terms of any agreement binding on that person in accordance with the terms of such Bank Irrevocable in relation to such Pre-Completion Pledged Shares or Encumbrance following the exercise of a Pledgee’s rights pursuant to the terms of a Permitted Pledge prior to completion of the Belgian Offer.

f.	Pledged Shares means the Pledged Shares, as defined in the BEVCO Irrevocable Undertaking;

g.
Pre-Completion Pledged Shares means Current Pledged Shares or other securities derived from the Current Pledged Shares, including without limitation any Initial Shares (subject to paragraph 9) and Restricted Shares and New Ordinary Shares (in each case, derived from Current Pledged Shares);

h.	Receiver means a receiver, administrator or other similar official appointed in connection with the enforcement of a Permitted Pledge;

i.
Restricted Period means the period of 48 hours from the time at which the Initial Shares are issued by Newco to us (or the holder of the legal title to the SABMiller Ordinary Shares in which we hold the beneficial interest);

j.	Secured Party has the meaning given to it in the BEVCO Irrevocable Undertaking;

k.	SABMiller Ordinary Shares means the ordinary shares of US$0.10 each in the capital of SABMiller;

l.	Third Party Beneficiary means (i) any Pledgee or Receiver in respect of any Permitted Pledge; and (ii) a Permitted Transferee.

12.	Subject to paragraphs 14 and 16, we warrant to you and to Newco:

a.
as at the date of this letter that the Existing Pledge Arrangements were entered into for bona fide commercial reasons and the purpose (whether sole or collateral) of the creation and continued existence of any Existing Pledge Arrangement was not and is not to avoid the Lock-up;

b.
as at the date on which (i) any amendment is made to any Existing Pledge Arrangement, or any Substitute Pledge Arrangement, or any Substitute Bank Irrevocable Pledge Arrangement; or (ii) any Substitute Pledge Arrangement, or any Substitute Bank Irrevocable Pledge Arrangement is entered into, that such arrangement is entered into for bona fide commercial reasons and the purpose (whether sole or collateral) thereof is not to avoid the Lock-up;

c.
as at the date on which any Encumbrance is created over other SABMi iler Ordinary
 Shares and any rights relating thereto (and any shares or other securities derived therefrom, including without limitation any Initial Shares or Restricted Shares) in accordance with the Enlarged Pledge Arrangements that such arrangement is entered into for bona fide commercial reasons and the purpose (whether sole or collateral) thereof is not to avoid the Lock-up;

d.
as at the date on which any Encumbrance is created over any Restricted Shares under the Post-Completion Pledge Arrangements, that the Post-Completion Pledge Arrangements are or (where created pursuant to an agreement entered into prior to Completion) were entered into for bona fide commercial reasons and the purpose (whether sole or collateral) of the creation or continued existence of any such Post-Completion Arrangement at such time was not and is not to avoid the Lock-up; and

e.	as at the relevant date referred to in paragraph 12.a, 12.b, 12.e or 12.d (as applicable), we do not expect such Permitted Pledge to be enforced or any pledgee under such Permitted Pledge to be or become entitled to exercise any right to enforce their security under such Permitted Pledge.

13.
Subject to paragraph 14, we undertake to notify you promptly if, at any time following Completion, (i) there is an event of default under any facility agreement secured by a Permitted Pledge; or (ii) any Pledgee exercises its rights to enforce its security under a Permitted Pledge and the security under such Permitted Pledge at such time includes any Restricted Shares (each an Enforcement Event) and will provide to you (i) the number of Restricted Shares to which the Enforcement Event relates and (ii) the name of the Pledgee in respect of such Enforcement Event.

14.	Subject to paragraph 15, either party may by notice to the other in writing terminate this letter if:

a.	the Press Announcement is not released by 5 p.m. on 11 November 2015 or such later date as you, we and SABMiller may agree;

b.	you announce that you do not intend to make or proceed with the Transaction in accordance with Rule 2.8 of the City Code;

c.
you announce that you do not intend to proceed with the Transaction, but at the same time announce that you intend to proceed with an alternative transaction in accordance with Rule 2.7 of the City Code, and in respect of which the BEVCO Irrevocable Undertaking does not apply and under which it will not be possible for us or any Pledgee in respect of any Permitted Pledge to receive any interest in any Initial Shares or Restricted Shares;

d.
the UK Scheme lapses or is withdrawn (unless replaced in accordance with Rule 2.7 of the City Code by any other scheme or offer under which we, or any Pledgee in respect of any Permitted Pledge, may receive any interest in any Initial Shares or Restricted Shares).

15.
For the avoidance of doubt, if the UK Scheme Effective Date has occurred or we or any Third Party Beneficiary receive any Initial Shares, Restricted Shares or are the beneficiary of any Permitted Pledge over such shares as a consequence of the Transaction (or any replacement or variation of it):

a.	the termination right set out in paragraph 14 shall not apply;

b.
without prejudice to paragraph I5.a, the irrevocable consent and waiver set out in paragraph 8.e shall apply and the paragraphs of this letter applicable thereto (including but not limited to paragraphs 17, 18, 19 and 20) shall apply; and

c.
upon written request from us or any Pledgee in respect of a Permitted Pledge, you will confirm and procure that Newco confirms in writing, such confirmation being addressed on a reliance basis to us and each Third Party Beneficiary that this letter has not been terminated and that the provisions of this paragraph apply.

16.	Subject to paragraph 14, in the event that:

a.	the BEVCO Irrevocable Undertaking lapses; or

b.	the situation referred to in paragraph 27 of the BEVCO Irrevocable Undertaking occurs; or

the undertakings set out in paragraph 13 shall cease to apply and no warranty shall be given under paragraph 12 on or from such date; however, we shall warrant that on the date on which we take any action referred to in paragraph 12, such action shall be for bona fide commercial reasons and that the sole or principal purpose thereof is not to avoid the Lock-up.

17.	Please countersign this letter to evidence your agreement and acknowledgement that:

a.
you irrevocably and unconditionally consent to the creation and/or existence, and/or modification by us of the terms of any Permitted Pledges (i) in accordance with paragraphs 8.a, 8.b, 8.c, or 8.d; or (ii) from and including completion of the Belgian Offer until and including to the fifth anniversary of Completion (the Pledge Consent);

b.
you irrevocably and unconditionally consent to the conversion of any Restricted Shares into New Ordinary Shares by or at the direction of any Pledgee or Receiver in respect of any Permitted Pledge or a Permitted Transferee as a result of the exercise of such Pledgee’s or a Permitted Transferee’s rights pursuant to the terms of a Permitted Pledge (the Conversion Consent and together with Pledge Consent, the Consents); and

c.
you are giving the Consents on the basis that Newco will become bound by the terms of this letter with effect from Completion by operation of applicable law as a consequence of the Belgian Merger and that you will procure that Newco will acknowledge and become bound by the Consents prior to the date on which the Transaction Documents are posted, such that by virtue of the Consents given by you, Newco will be irrevocably and unconditionally bound by such Consents and Newco’s right under the Newco Articles (or such other articles as may be adopted from time to time) to consent to such matters are irrevocably and unconditionally waived.

18.
Each Pledgee and Permitted Transferee in respect of any Permitted Pledge and their respective permitted successors shall have the right under the Contracts (Rights of Third Parties) Act 1999 to enforce the terms of this letter and each Permitted Transferee shall have the right under the Contracts (Rights of Third Parties) Act 1999 to enforce the terms of the Pledge Consent, the Conversion Consent and paragraph 19 each subject to and in accordance with:

a.	the terms of paragraph 20; and

b.
the term that the parties to it may, subject to paragraph 15 by agreement terminate, rescind or vary it in any way, save that no such termination, rescission or variation shall terminate rescind or vary any Pledge Consent or Conversion Consent in respect of any Permitted Pledge at such time without the consent of the relevant Pledgee.

19.	You confirm that a copy of this letter and any letter provided pursuant to paragraph 15.c may be disclosed to any:

a.	Third Party Beneficiary;

b.
person to whom we or a Third Party Beneficiary proposes to enter into a transaction or arrangement which, if effected would mean that such person was a Third Party Beneficiary and where the disclosing party reasonably believes that the recipient may need to rely or be aware that the disclosing party is entitled to rely upon the terms of this letter; and

c.	affiliate of a Third Party Beneficiary;

d.	employee, officer, professional adviser or auditor of any of the foregoing; and

e.	person if so required by law, regulation, stock exchange or court.

20.
This letter and any non-contractual obligations arising out of or in connection with this letter shall be governed by, and construed in accordance with, English law and shall be subject to the non-exclusive jurisdiction of the English courts.

EXECUTED as a DEED and
DELIVERED on behalf of BEVCO LTD.,
a company incorporated in Bermuda
 by two of its directors being persons who,
in accordance with the laws, of that territory, are
acting under the authority of the company
) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )
SIGNATURE:  /s/ Peter Pearman

NAME:  Peter Pearman

in the presence of:

signature:  /s/ Paul Nyström

name:         Paul Nyström

address:   10 Lover’s Lane
                  Paget PG05
                   Bermuda

SIGNATURE:  /s/ Guy Cooper

NAME:  Guy Cooper

in the presence of:

signature:  /s/ Paul Nyström

name:         Paul Nyström

address:        10 Lover’s Lane
                       Paget PG05
                        Bermuda

Acknowledged and agreed by Anheuser-Busch InBev SA/NV

EXECUTED as a DEED and
DELIVERED on behalf of
ANHEUSER-BUSCH INBEV SA/NV,
a company incorporated in Belgium
by MARIA FERNANDA ROCHA BARROS
and JAN VANDERMEERSCH
being persons who, in accordance with the laws of
that territory, are acting under the authority of the
company
) ) ) ) ) ) ) ) )	SIGNATURE: /s/ Maria Fernanda Rocha Barros NAME: Maria Fernanda Rocha Barros SIGNATURE: /s/ Jan Vandermeersch NAME: Jan Vandermeersch